Exhibit 99.1
For Immediate Release

LPL FINANCIAL FILES DEFINITIVE PROXY MATERIALS

CHARLOTTE, N.C. - March 29, 2018 - LPL Financial Holdings Inc. (NASDAQ: LPLA) today announced that its 2018 annual meeting of stockholders will be held May 17 at noon ET at its offices located at 1055 LPL Way in Fort Mill, S.C. LPL has filed definitive proxy materials with the Securities and Exchange Commission related to the annual meeting.

As reflected in the proxy materials, Marco “Mick” Hellman has decided that he will not seek reelection as a director upon expiration of his current term at the annual meeting.

“On behalf of the board, I thank Mick for his service to LPL and our stockholders. He has been an exemplary colleague and valued member of the board in helping to guide the company through a period of significant transformation and growth,” said Jim Putnam, chair of the Board. “We wish him success in his future endeavors.”

With Mr. Hellman’s decision, eight directors have been nominated for reelection at the 2018 annual meeting of stockholders, as recommended by the board’s nominating and governance committee, which is also responsible for identifying, evaluating and recruiting additional qualified persons to serve on the board in the future.

IMPORTANT INFORMATION
In connection with its 2018 annual meeting of stockholders, the company has filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT FOR THE 2018 ANNUAL MEETING IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and stockholders may obtain free copies of the Company's definitive proxy statement and any other documents filed by the Company in connection with the 2018 annual meeting at the SEC's website at www.sec.gov. Free copies of the definitive proxy statement are also available in the "Investors" section of the Company's website at www.lpl.com. The Company, its directors and nominees and certain of its executive officers are deemed to be participants in the solicitation of proxies in connection with its 2018 annual meeting. Detailed information regarding the names, affiliations and interests of the Company's directors, nominees and executive officers is available in the definitive proxy statement for the 2018 annual meeting, which was filed with the SEC on March 29, 2018.

About LPL Financial
LPL Financial is a leader in the retail financial advice market and the nation’s largest independent broker/dealer*. We serve independent financial advisors and financial institutions, providing them with the technology, research, clearing and compliance services, and practice management programs they need to create and grow thriving practices. LPL enables them to provide objective guidance to millions of American families seeking wealth management, retirement planning, financial planning and asset management solutions.
LPL.com / NASDAQ: LPLA

Securities and Advisory Services offered through LPL Financial. A registered investment advisor, Member FINRA/SIPC.

*Based on total revenues, Financial Planning magazine June 1996-2017

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Jeffrey.Mochal@lpl.com